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EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
Plan Administrator
LaBarge, Inc. Employee Savings Plan:
We consent to the incorporation by reference in the registration statement No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated June 28, 2007 with respect to the statements of net assets available for plan benefits of the LaBarge, Inc. Employee Savings Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for plan benefits for each of the two years then ended, and the related schedule as of December 31, 2006, which report appears in the annual report on Form 11-K of LaBarge, Inc. Employee Savings Plan.
/s/KPMG LLP
St. Louis, Missouri
June 29, 2007